Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the inclusion, and incorporation by reference, in this Amendment No. 2 to the Current Report on Form 8-K of Newmont Mining Corporation filed on April 15, 2003 of our audit report dated August 21, 2001, except for notes 40 and 41 as to which the date is September 12, 2002, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement in Notes 40 and 41), on the financial statements of Normandy Mining Limited as of June 30, 2001 and 2000 and for the years then ended.

/s/    DELOITTE TOUCHE TOHMATSU

DELOITTE TOUCHE TOHMATSU

Adelaide, Australia

April 14, 2003

The liability of Deloitte Touche Tohmatsu, is limited by, and to the extent of, the Accountants’ Scheme under the Professional Standards Act 1994 (NSW).